UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 15, 2020

(Date of earliest event reported)

Cinedigm Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 West 36th Street, 7th Floor, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

212-206-8600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transmission period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	CIDM	Nasdaq Global Market

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 15, 2020, Cinedigm Corp. (the “Company”) received $2,151,800 from East West Bank, the Company’s existing lender, pursuant to the Paycheck Protection Program (the “PPP Loan”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan matures on April 10, 2022 (the “Maturity Date”), accrues interest at 1% per annum and may be prepaid in whole or in part without penalty. No interest payments are due within the initial six months of the PPP Loan. The interest accrued during the initial six-month period is due and payable, together with the principal, on the Maturity Date. The Company intends to use all proceeds from the PPP Loan to retain employees, maintain payroll and make lease and utility payments to support business continuity throughout the COVID-19 pandemic, which amounts are intended to be eligible for forgiveness, subject to the provisions of the CARES Act.

The foregoing description of the note evidencing the PPP Loan does not purport to be complete and is qualified in its entirety by reference to and incorporates herein by reference the full text of such note, which will be filed in accordance with SEC regulations.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, on October 11, 2019, the Company received a notice from the Listing Qualifications staff of The NASDAQ Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s Class A common stock (the “Common Stock”) for 30 consecutive business days, the Company no longer met the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Rule”). In accordance with the Nasdaq Listing Rules, the Company was afforded 180 calendar days, or until April 8, 2020, to regain compliance with the Bid Price Rule, during which time it would be required to maintain a closing bid price of at least $1.00 for a minimum of 10 consecutive business days.

The Company was unable to regain compliance with the Bid Price Rule by April 8, 2020. Accordingly, on April 15, 2020, the Company received a letter from Nasdaq notifying it that the Company’s Class A common stock would be subject to delisting from The Nasdaq Stock Market unless the Company timely requested a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”).

Based on the foregoing, the Company intends to timely request a hearing before the Panel at which it will present its plan of compliance and request a further extension of time. The Panel has the discretion to grant the Company up to an additional 180 calendar days from April 15, 2020 to regain compliance. This request will automatically stay any delisting or suspension action pending the issuance of a final decision by the Panel and the expiration of any further extension granted by the Panel.

On December 18, 2019, the Company received a letter from Nasdaq indicating that the Company no longer met the requirement to maintain a minimum market value of publicly held shares ("MVPHS") of $15,000,000, as set forth in Nasdaq Listing Rule 5450(b)(3)(C) (the “MVPSH Rule”).

On April 17, 2020, the Company received notice from Nasdaq that it has suspended, effective April 16, 2020 and until June 30, 2020, relevant grace periods to regain compliance with the Bid Price Rule and the MVPHS Rule due to the global market impact caused by COVID-19. Specifically, (x) no delisting will occur until July 1, 2020, and any extension to reach compliance with the Bid Price Rule, if granted by the Panel, will be further extended by the duration of the suspension, and (y) the Company now has until August 29, 2020 to regain compliance with the MVPHS Rule.

There can be no assurance that the Panel will ultimately grant an extension of the compliance period for the Bid Price Rule. However, the Company has already obtained the approval of its stockholders empowering the Board to effect a reverse stock split sufficient to regain compliance with the Bid Price Rule. The Board of Directors intends to effectuate such a reverse split promptly if it becomes clear that the continued listing of the Class A common stock cannot otherwise be assured.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CINEDIGM CORP.
Dated: April 20, 2020	By:	/s/ Gary S. Loffredo
Gary S. Loffredo Chief Operating Officer, General Counsel and Secretary